Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NEAL HANSEN, CHAIRMAN & CEO, ANNOUNCES RETIREMENT

LEADERSHIP ESTABLISHED CSG AS FORCE IN THE

CUSTOMER CARE AND BILLING INDUSTRY

ENGLEWOOD, COLO. Dec. 21, 2004—CSG Systems International, Inc., (NASDAQ: CSGS) announced today that Neal Hansen, chairman and chief executive officer of the company has announced his plans to retire in mid-2005. Hansen will continue to serve on the board of directors and as a consultant to the company after his retirement.

“Neal has grown CSG from a small, niche player in the billing industry to a global force that the world’s leading communications providers depend on for help in running their businesses,” Bernie Reznicek, a director on the CSG board said. “He has accomplished this while growing the company from approximately $80 million in 1994 to over $500 million today, in one of the most challenging business environments in modern-day history. His focus on providing operational efficiencies, leveraging both the technology and people assets of the company, and generating strong cash flows for reinvestment in the business have been a winning combination for shareholders.”

George Haddix, Ph.D., a CSG board member added, “I’ve had the pleasure of being in business with Neal over 20 years, both as a partner and a member of his board. We have been fortunate to have someone with his experience in creating value for shareholders, customers and employees leading this company. He has recruited and retained an extremely experienced management team that is well-positioned to continue Neal’s legacy.”

Hansen said, “I truly believe that the company is in the best position that it has ever been. We have an extremely proven and experienced management team. We have a premier customer base that depends on us to help them grow their businesses. And, we have tremendous technology assets. I am confident that the management team we have assembled will continue to drive value to our customers, shareholders and employees.”

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For More Information, Contact:

Carrie Schafer CSG Systems Tel: (303) 804-4075 Email: carrie_schafer@csgsystems.com	Liz Bauer CSG Systems Phone: (303) 804-4065 E-mail: liz bauer@csgsystems.com